Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-228973 on Form S-4, Registration Statement Nos. 333-263437, 333-256435, and 333-230675 on Form S-8, and Registration Statement Nos. 333-254450 and 333-254448 on Form S-3 of our reports dated March 1, 2023, relating to the consolidated financial statements of Bally’s Corporation and the effectiveness of Bally’s Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

New York, New York
March 1, 2022